Exhibit (10)A

TARGET CORPORATION

POST RETIREMENT EXECUTIVE SURVIVOR BENEFIT PLAN

TARGET CORPORATION

POST RETIREMENT

EXECUTIVE SURVIVOR BENEFIT PLAN

ARTICLE I

DEFINITIONS

When used in this Plan document, the following terms have the meanings indicated unless a different meaning is plainly required by the context.  All other terms in this Plan shall have the same meaning as those used in the Qualified Plans unless the context clearly indicates the contrary.

Section 1.1             “Code” means the Internal Revenue Code of 1986, as amended.

Section 1.2             “Company” means Target Corporation and any of its subsidiaries or affiliated business entities.

Section 1.3             “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

Section 1.4             “Participant” means any former employee of the Company described in Section 2.3 of this Plan.

Section 1.5             “Retirement” means Normal or Early Retirement as defined in the Qualified Plan.

Section 1.6             “Spouse” means the individual, if any, to whom the Participant is legally married under the Defense of Marriage Act, (P.L. 104-109, as amended and codified from time to time) at the time of the Participant’s retirement.

Section 1.7             “Qualified Plan” means the Target Corporation Employees’ Pension Plan (the “TGT Plan”) as in effect from time to time, The Retirement Plan of The J. L. Hudson Company (the “Hudson Plan”) as in effect from time to time, the Mervyn’s Pension Plan (the “Mervyn’s Plan”) as in effect from time to time.

Section 1.8             “Plan” means the Target Corporation Post Retirement Executive Survivor Benefit Plan, as of its original effective date, including any subsequent amendments thereto.

Section 1.9             “Beneficiary” means the person or persons designated in accordance with Article VI.

ARTICLE II

GENERAL

Section 2.1             Name of Plan.  The name of the Plan set forth herein is the Target Corporation Post Retirement Executive Survivor Benefit Plan (the “Plan”).

Section 2.2             Purpose.  The Plan has been established by the Company to provide a death benefit to certain beneficiaries of certain Participants who are receiving retirement benefits from a Qualified Plan.  The Plan is intended to be a “top hat welfare benefit plan” within the meaning of Department of Labor Reg. Sec. 2520.104-24 and Sections 201(2), 301(a) and 401(a)(1) of ERISA and shall be interpreted and administered accordingly.

Section 2.3             Participation.  An Employee of the Company will become a Participant in this Plan upon satisfying the following conditions:

(a)                                  he or she is a Participant in a Qualified Plan and has either an Early Retirement or Normal Retirement as defined under such Qualified Plan; and

(b)                                 is designated at the time of his or her retirement by the chief human resources officer of the Company as a member of the Senior Management Group (‘SMG’) or the Executive Management Group (‘EMG’), or of an equivalent rank in any revised classification system.

Section 2.4             Transfers.  Each Employee who is classified as a member of the Target Corporation Corporate Operating Committee and has a fully vested benefit under the Company’s qualified defined benefit pension plan on April 30, 2002 will not become a Participant in this Plan but rather will have the actuarial lump sum present value of the survivor pension benefit under this Plan credited to a deferral account in his or her name under the Target Corporation Executive Deferred Compensation Plan (“SMG EDCP”), as provided under Article VII.  Upon transfer of his or her survivor benefit to the SMG EDCP, such Employee shall cease to be eligible to be a Participant under this Plan.  Adjustments to and payment of such transferred benefit is determined under the SMG EDCP.

ARTICLE III

SURVIVOR BENEFITS

Section 3.1             Spousal Benefit.  If a Participant is married when he/she retires, then, upon the death of the Participant, the surviving Spouse will receive a benefit equal to a joint and 100% survivor pension annuity as calculated under the Qualified Plan:  (i) as of the Participant’s annuity starting date, (ii) without regard to maximum compensation limitations in Qualified Plans required by Section 401(a)(17) of the Code, (iii) as if Section 4.7 of the Qualified Plan included in Certified Earnings for a Plan Year compensation that would have been paid in that year in the absence of an election to defer payment of the compensation to a later date pursuant to the provisions of a deferred compensation plan, and (iv) without regard to the alternative benefit formula of Sections 4.6(a)(4) and 4.6(b)(3) of the Qualified Plan.  This benefit shall be paid to the surviving Spouse beginning at Participant’s death and continuing until the surviving Spouse dies.  If the Spouse predeceases the Participant no benefit will be paid to the estate.  In the event the Participant dies prior to commencing his/her benefit under the Qualified Plan for purpose of this Plan, the benefit shall be calculated as if Participant had begun his/her annuity on the day before the date of death.

Section 3.2             Non-Spousal Beneficiary.  If Participant is single at the time of retirement, then, as soon as administratively feasible after death, the Participant’s Beneficiary, or if no Beneficiary has been designated, the Participant’s estate will receive a lump sum payment equal to the present value of a joint and 100% survivor annuity benefit, assuming the following:  (i) the benefit was determined as of the Participant’s annuity starting date; (ii) Participant’s contingent annuitant was the same age but opposite gender as the Participant; (iii) without regard to maximum compensation limits in Qualified Plan required by Section 401(a)(17) of the Code;  (iv) as if Section 4.7 of the Qualified Plan included in Certified Earnings for a Plan Year compensation that would have been paid in that year in the absence of an election to defer payment of the compensation to a later date pursuant to the provisions of a deferred compensation plans, and (v) without regard to the alternative benefit formula of Sections 4.6(a)(4) and 4.6(b)(3) of the Qualified Plan.  In the event the Participant dies prior to commencing his/her benefit under the Qualified Plan for purpose of this Plan, the benefit shall be calculated as if Participant had begun his/her annuity on the day before the date of death.

Section 3.3             Termination of Benefits and Plan.  Effective as of October 28, 2005:

(i)                                     The ESBP is terminated and will cease to provide survivor benefits to any Participant or employee of the Company who dies on or after October 28, 2005.

(ii)                                  The ESBP is terminated and will cease to provide a benefit transfer for any Participant or employee of the Company who might become eligible to receive a benefit transfer (including annual adjustment transfers) as provided under Section 2.4 and Article VII.

(iii)                               Any participant who received a benefit transfer described in Section 2.4 and Article VII (including annual adjustment transfers) shall have his or her rights to such transfers determined solely under the provisions of the SMG EDCP.

(iv)                              The ESBP will continue to provide survivor benefits to:

(a)                                  a surviving Spouse or Beneficiary who was entitled to receive a benefit under the ESBP on account of a Participant’s death prior to October 28, 2005; or

(b)                                 the surviving Spouse or Beneficiary of a Participant who retired on or before October 28, 2005.

Such benefits shall be provided in accordance with the terms of the ESBP in effect on the earlier of the date of the Participant’s death or October 28, 2005.  Following the payment of benefits required under this Paragraph iv, the ESBP will terminate in its entirety.

ARTICLE IV

MISCELLANEOUS

Section 4.1             Unfunded.  Benefits payable under this Plan will not be funded but rather will be made out of the general assets of the Company.  No person entitled to a benefit under this Plan shall, by virtue of this Plan, have any interest in any specific asset or assets of the Company.  Such persons have only an unsecured contract right to receive payments in accordance with this Plan.

Section 4.2             Benefits May Not Be Assigned or Alienated.  Except as required by law, benefits payable hereunder or the right to receive future benefits under the Plan may not be anticipated, alienated, sold, transferred, assigned, pledged, encumbered, or subjected to any charge or legal process; no interest or right to received a benefit may be taken, either voluntarily or involuntarily, for the satisfaction or the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support separate maintenance and claims in bankruptcy proceedings.

Section 4.3             Not Employment Agreement.  The sole rights of a Participant under this Plan shall be to have this Plan administered according to its provisions, to receive whatever benefits he or she may be entitled to hereunder, and nothing in this Plan shall be interpreted as a guarantee that any funds in a Trust or assets of the Company will be sufficient to pay any such benefit.  This Plan is not an employment agreement and does not assure the continued employment of any employee or Participant for any time or period.

Section 4.4             Administration.  The Company has assigned to the Plan Administrative Committee — Non-Qualified Plans for Target Corporation (“Non-Qualified PAC”) the responsibility to control and manage the operations and day to day administration of this Plan and make all decisions and determinations incident thereto.  The Plan shall be administered by the Company, which shall have the authority to interpret and construe the terms of the Plan as it deems appropriate including the authority to determine eligibility for benefits under the Plan and to determine the appropriate discount rate for determining the value of the benefit paid in Article III.  The Company shall have the duty and responsibility of maintaining records, making the requisite calculations and disbursing the payments hereunder.  The Company’s interpretations, determinations, regulations and calculations shall be final and binding on all interested persons and parties.

Section 4.5             Claims Procedure.  The Non-Qualified PAC shall establish a claims procedure consistent with ERISA requirements.

Section 4.6             Withholding.  The Company retains the right to withhold such portion of any benefit payable under the Plan, for any and all income, employment, excise and other tax as the Company may, it its sole discretion, deem necessary or appropriate.

Section 4.7             Waiver of Notice.  Any notice required hereunder may be waived by the person entitled thereto.

Section 4.8             Agent for Legal Process.  The Company shall be the agent for service of legal process with respect to any matter concerning the Plan, unless and until the Company designates some other person as such agent.

Section 4.9             Indemnification.  In addition to any other applicable provisions for indemnification, the Participating Employers jointly and severally agree to indemnify and hold harmless, to the extent permitted by law, each director, officer and Employee of the Participating Employers against any and all liabilities, losses, costs or expenses (including legal fees) of whatsoever kind and nature which may be imposed on, incurred by or asserted against such person at any time by reason of such person’s services as a fiduciary in connection with the Plan, but only if such person did not act dishonestly, or in bad faith, or in willful violation of the law or regulations under which such liability, loss, cost or expense arises.

Section 4.10           Correction of Errors.  It is recognized that in the operation and administration of the Plan certain mathematical and accounting errors may be made or mistakes may arise by reason of factual errors in information supplied to the Company or Trustee.  The Company shall have power to cause such equitable adjustments to be made to correct for such errors as the Company, in its discretion, considers appropriate.  Such adjustments shall be final and binding on all persons.

ARTICLE V

AMENDMENT, TERMINATION AND APPLICABLE LAW

Section 5.1             Amendment and Termination.  The Company, by action of its Board of Directors or one of its officers, or by action of a person or committee so authorized by resolution of the Board of Directors, may amend or terminate the Plan at any time and from time to time.  The Non-Qualified PAC is authorized to make any other amendments to this Plan deemed necessary or desirable by the Committee for the operation and administration of this Plan provided such amendment does not have a material financial impact on the Company

Section 5.2             Applicable Law.  The provisions of this Plan shall be construed and enforced according to the laws of the State of Minnesota to the extent that such laws are not preempted by the laws of the United States of America.  All controversies, disputes, and claims arising hereunder shall be submitted to the United States District Court for the District of Minnesota.

ARTICLE VI

BENEFICIARY DESIGNATION

A participant who is single at the time of his or her termination of employment shall have the right to designate any person or persons as Beneficiary or Beneficiaries to whom payment under this Plan shall be made upon Participant’s death.  Each beneficiary designation shall become effective only when filed in writing with the Company during the Participant’s lifetime on a form prescribed by the Company.  The filing of a new Beneficiary designation form will cancel all beneficiary designations previously filed.

ARTICLE VII

TRANSFERS

Section 7.1             Application.  This Article VII applies to Employees who are subject to Section 2.4 (“Affected Participant”).

Section 7.2             Initial One-Time Transfer.  The April 30, 2002 actuarial lump sum present value of an Affected Participant’s accrued survivor benefit determined under Article III of the Plan as of December 31, 2001, shall be transferred to the SMG EDCP as a credit to the Participant’s deferral account under the SMG EDCP.  The actuarial lump sum present value shall be determined in accordance with the provisions of the SMG EDCP and shall be forfeited in the event the Participant fails to satisfy the requirements of Section 2.3.

Section 7.3             Annual Adjustments.  On or about April 30 of each year following the Initial One-Time Transfer under Section 7.2, an adjustment will be made to a Participant’s deferral account under the SMG EDCP to reflect the change in the actuarial lump sum present value of the Participant’s survivor benefit determined under Article III of this Plan offset by amounts previously transferred (plus earnings).  This annual adjustment is determined in accordance with the provisions of the SMG EDCP.